SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                         Commission File Number: 333-82831-18

                  INDYMAC MBS INC RES ASSET SEC TRUST 2002-A15
              (Exact name of registrant as specified in its charter)

                      155 NORTH LAKE AVENUE, PASADENA, CA  91101
                                  (800) 669-2300
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         INDYMAC MBS, INC., RESIDENTIAL ASSET SECURITIZATION TRUST,
                    SERIES 2002-A15 MORTGAGE PASS-THROUGH
                        CERTIFICATES, SERIES 2002-O
             CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-5
             CLASS A-6, CLASS A-7, CLASS A-8, CLASS A-9, CLASS A-10,
              CLASS A-11, CLASS PO, CLASS A-X, CLASS A-R, CLASS B-1,
                             CLASS B-2 AND CLASS B-3.
               (Title of each class of securities covered by this Form)


                                     NONE
              (Titles of all other classes of securities for which a
            duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)    [X]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [ ]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  18

                            SEE ATTACHED CERTIFICATION


     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     DATE:  January 24, 2003     By:  /s/ Katherine M. Wannenmacher
                                 Katherine M. Wannenmacher
                                 Vice President
                                 Deutsche Bank National Trust Company,
                                 as Trustee

     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                             ACCOUNT HOLDER CERTIFICATION


          INDYMAC MBS, INC., RESIDENTIAL ASSET SECURITIZATION TRUST,
                    SERIES 2002-A15 MORTGAGE PASS-THROUGH
                        CERTIFICATES, SERIES 2002-O


                        Commission File Number:  333-82831-18

          I hereby certify that the following information is correct:

                                         CERTIFICATE HOLDERS
              NAME OF SECURITY           AS OF DECEMBER 31, 2002.

              CLASS A-1                   1

              CLASS A-2                   1

              CLASS A-3                   1

              CLASS A-4                   1

              CLASS A-5                   1

              CLASS A-6                   1

              CLASS A-7                   1

              CLASS A-8                   1

              CLASS A-9                   1

              CLASS A-10                  1

              CLASS A-11                  1

              CLASS PO                    1

              CLASS A-X                   1

              CLASS A-R                   2

              CLASS B-1                   1

              CLASS B-2                   1

              CLASS B-3                   1

              TOTAL                       18


     Date:  January 24, 2003

                                  Deutsche Bank National Trust
                                  Company, not in its
                                  individual capacity, but solely
                                  as a duly authorized agent of the
                                  Registrant pursuant to the Pooling and
                                  Servicing Agreement dated as of
                                  November 1, 2002.

                                 By:  /s/ Katherine M. Wannenmacher
                                 Katherine M. Wannenmacher
                                 Vice President
                                 Deutsche Bank National Trust Company,
                                 as Trustee